First Amendment to Office Lease

This First Amendment to Office Lease (the "Amendment") is made and entered into as of March 25, 2011 (the "Effective Date"), by and between Bay Center Investor LLC, a Delaware limited liability company ("Landlord"), and Jamba Juice Company, a California corporation ("Tenant"), with reference to the following facts.

Recitals

A. Landlord and Tenant have entered into that certain Office Lease dated July 28, 2006 (the "Lease"), for the leasing of certain premises known as Suites 150 and 200, consisting of approximately 35,635 rentable square feet located on the entire second floor and a portion of the ground floor of the Building located at 6475 Christie Avenue, Emeryville, California (the "Original Premises"), as such Original Premises are more fully described in the Lease.

B. Landlord and Tenant now wish to amend the Lease to provide for, among other things, the addition of certain additional space to the Original Premises, consisting of approximately 1,873 rentable square feet located on the third floor of the Building and commonly referred to as Suite 315 (the "Suite 315 Premises"), which Suite 315 Premises are depicted on the floor plan attached hereto and made a part hereof as Exhibit A all upon and subject to each of the terms, conditions, and provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals: Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2. Premises; Month-to Month Lease of Suite 315 Premises:

2.1 Commencing on April 9, 2011 (the "Suite 315 Commencement Date") and continuing up through and including the Suite 315 Expiration Date (as hereinafter defined), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on a month-to-month basis, the Suite 315 Premises. It is understood and agreed that either Landlord or Tenant may terminate Tenant's lease of the Suite 315 Premises at any time upon either party's delivery of written notice to the other party at least thirty (30) days in advance of the date (the "Suite 315 Expiration Date") on which such party intends Tenant's lease of the Suite 315 Premises to so terminate; provided, however, that unless otherwise agreed to by the parties in writing, in no event shall the Suite 315 Expiration Date be later than the Expiration Date of the Lease (or such earlier date that the Lease is terminated). In the event neither party delivers notice to the other party terminating Tenant's lease of the Suite 315 Premises as of a date prior to the Expiration Date, Tenant's lease of the Suite 315 Premises shall be deemed terminated as of the Expiration Date (or such earlier date that the Lease is terminated).

2.2 For purposes of the Lease, during the period commencing on the Suite 315 Commencement Date and continuing up to and including the Suite 315 Expiration Date (such period, the "Suite 315 Lease Term"), the defined term "Premises" as defined in the Basic Lease Information shall mean and refer to the aggregate of the Original Premises and the Suite 315 Premises, consisting of a combined total of approximately 37,508 rentable square feet located on the entire second floor, a portion of the ground floor and a portion of the third floor of the Building. Accordingly, during the Suite 315 Lease Term, all references in this Amendment and in the Lease to the defined term "Premises" shall mean and refer to the Original Premises and the Suite 315 Premises, collectively.

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2.3 Notwithstanding anything to the contrary contained herein or in the Lease, Landlord shall neither be subject to any liability, nor shall the validity of the Lease be affected if Landlord is not able to deliver to Tenant possession of the Suite 315 Premises by the Suite 315 Commencement Date; provided, however, Tenant's obligation to pay Rent with respect to the Suite 315 Premises shall commence on the date possession is tendered.

2.4 Unless otherwise agreed to in writing by Landlord and Tenant, in the event Tenant fails to vacate and surrender the Suite 315 Premises to Landlord in accordance with the terms and conditions of the Lease on or prior to the Suite 315 Expiration Date (or earlier termination of the Lease), the terms and conditions of Section 25 of the Lease shall apply to such holding over by Tenant.

3. Suite 315 Monthly Base Rent:

3.1 The Basic Lease Information and Section 4.1 of the Lease are hereby modified to provide that, during the Suite 315 Term, the monthly Base Rent payable by Tenant to Landlord with respect to the Suite 315 Premises ("Suite 315 Monthly Base Rent"), in accordance with the provisions of Section 4.1 of the Lease shall be as follows (which Suite 315 Monthly Base Rent shall be subject to increase, as set forth in Section 3.2 below and shall be payable by Tenant, in addition to the monthly Base Rent payable by Tenant pursuant to the Lease with respect to the Original Premises for such period):

Period of Lease Term	Suite 315 Premises Monthly Base Rent
4/9/11 through the earlier of (a) 4/8/12; or (b) the Suite 315 Expiration Date	$3,746.00

Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be obligated to pay any Escalation Rent in connection with Tenant's lease of the Suite 315 Premises. Accordingly, (i) Article 5 of the Lease shall not apply to Tenant's lease of the Suite 315 Premises; and (ii) "Tenant's Percentage Share", as defined in the Basic Lease Information and Section 1.1 of the Lease, shall be calculated during the Suite 315 Lease Term using the Rentable Area of the Original Premises only (and not the Suite 315 Premises).

3.2 Tenant hereby acknowledges and agrees that, the Suite 315 Monthly Base Rent payable set forth in Section 3.1 above shall be subject to an annual increase during the Suite 315 Lease Term, which increase shall be determined by Landlord in its sole discretion, and shall be effective as of the first anniversary of the Suite 315 Commencement Date and annually thereafter during the Suite 315 Lease Term on each successive anniversary of the Suite 315 Commencement Date. Landlord shall delivery written notice to Tenant at least thirty (30) days prior to the effective date of any such increase in the Suite 315 Monthly Base Rent.

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 4. Condition of the Suite 315 Premises: Subject to the provisions of Section 2.3 above, on the Suite 315 Commencement Date Landlord shall deliver to Tenant possession of the Suite 315 Premises in its then existing condition and state of repair, "AS IS", without any obligation of Landlord to remodel, improve or alter the Suite 315 Premises, to perform any other construction or work of improvement upon the Suite 315 Premises, or to provide Tenant with any construction or refurbishing allowance. Tenant acknowledges that no representations or warranties of any kind, express or implied, respecting the condition of the Suite 315 Premises, Building or Project or have been made by Landlord or any agent of Landlord to Tenant, except as expressly set forth herein. Tenant further acknowledges that neither Landlord nor any of Landlord's agents, representatives or employees have made any representations as to the suitability or fitness of the Suite 315 Premises for the conduct of Tenant's business, including without limitation, any storage incidental thereto, or for any other purpose. Any exception to the foregoing provisions must be made by express written agreement signed by both parties.

5. Parking: Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be entitled to any additional parking spaces in connection with Tenant's Lease of the Suite 315 Premises, and the "Number of Minimum Spaces" set forth in the Basic Lease Information section of the Lease is not modified by this Amendment.

6. Landlord's Address: Effective as of Effective Date, the address listed as "Landlord's Address" in the Basic Lease Information is hereby deleted and the following new address substituted in place thereof:

"c/o Harvest Properties, Inc.

6475 Christie Avenue, Suite 550

Emeryville, California 94608

Attn: Project Manager"

7. Insurance: Tenant shall deliver to Landlord, upon execution of this Amendment, a certificate of insurance evidencing that the Suite 315 Premises are included within and covered by Tenant's insurance policies required to be carried by Tenant pursuant to the Lease.

8. Brokers: Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment. If Tenant has dealt with any person, real estate broker or agent with respect to this Amendment, Tenant shall be solely responsible for the payment of any fee due to said person or firm, and Tenant shall indemnify, defend and hold Landlord free and harmless against any claims, judgments, damages, costs, expenses, and liabilities with respect thereto, including attorneys' fees and costs.

9. Effect of Amendment: Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.

10. Definitions: Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meanings assigned to such terms in the Lease.

11. Authority: Subject to the assignment and subletting provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party's behalf is authorized to do so and to bind such party to the terms of this Amendment.

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12. Incorporation: The terms and provisions of the Lease are hereby incorporated in this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Landlord:

BAY CENTER INVESTOR LLC,

a Delaware limited liability company

By:        Harvest Bay Center Investors, LLC,

a Delaware limited liability company,

its Co-Managing Member

By: /s/ John Winther_________________

Printed Name: John Winther

Title: President

By:         Bay Center, LLC,

a Delaware limited liability company,

its Co-Managing Member

By: Bay Center REIT, LLC,

a Delaware limited liability company,

its sole member

By: Principal Enhanced Property Fund, L.P.,

a Delaware limited partnership,

its managing member

By: Principal Enhanced Property Fund GP, LLC,

a Delaware limited liability company,

its general partner

By: Principal Real Estate Investors, LLC,

a Delaware limited liability company,

its sole member

By	/s/ Robert T. Klinkner
Name:	Robert T. Klinkner
Title:	Assistant Managing Director Asset Management

By
Name:
Title:

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Tenant:

JAMBA JUICE COMPANY,

a California corporation

By	/s/ Karen L. Luey
Name:	Karen Luey
Title:	SVP, CFO

By	/s/ Dale A. Goss
Name:	Dale A. Goss
Title:	VP, Development

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Exhibit A

Description of Suite 315 Premises

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